Exhibit 16.1

Forvis Mazars, LLP Two Leadership Square South Tower, 211 N. Robinson Avenue, Suite 600 Oklahoma City, OK 73102 P 405.606.2580 | F 405.600.9799 forvismazars.us

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 25, 2025 of Bank7 Corp. (Registrant) and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Oklahoma City, Oklahoma
March 25, 2025

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited